Hawk Corporation Announces Repurchase of $13.2 Million under
Stock Repurchase Program

CLEVELAND, Ohio – June 8, 2009 – Hawk Corporation (NYSE Amex: HWK) announced that it has met the stock repurchase limit provided for in its senior note indenture. The $15.0 million stock repurchase program was originally announced by the Company on November 24, 2008. As of June 8, 2009, the Company has purchased 983,322 shares of stock at an average price per share of $13.42. The shares were repurchased at prices between $9.85 and $17.95 per share. As of June 8, 2009, the Company has 8,055,648 shares outstanding.

The plan which was approved by the Company’s Board of Directors, conditioned share repurchases on the Company’s complying with covenants in its bank credit facility and senior note indenture. Under the formula applicable to stock repurchases in the senior note indenture, the Company was able to repurchase $13.2 million of its common stock through the current period. The Company reserves the right to repurchase additional shares under the approved plan when the bank credit facility and senior note indenture allow.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles.

Forward-Looking Statements
This press release includes forward-looking statements concerning the Company’s intention to repurchase its common stock from time to time under its stock repurchase program. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information
Joseph J. Levanduski, CFO
(216) 861-3553
Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/